Exhibit 99.1

                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117

          FIRST MIDWEST FINANCIAL, INC. REPORTS FIRST QUARTER EARNINGS

Storm  Lake,   Iowa  -  (January  21,  2005)  First  Midwest   Financial,   Inc.
(NASDAQNM:CASH) today reported net income of $442,000, or $0.18 per diluted share, for the first quarter ended December 31, 2004, compared to net income of $977,000, or $0.39 per diluted share, for the first quarter of the previous fiscal year. This represents a decrease of $535,000, or 54.8 percent, in earnings. The decrease in earnings, which was expected, includes a net operating loss of $370,000, or $0.15 per diluted share, net of income taxes, for the payment systems division (Meta Payment Systems). The operating loss for Meta
Payment Systems represents a continuation of start-up costs for the division which was formed in May 2004. Excluding the payment systems start-up costs, net income would have been $812,000, or $0.32 per diluted share, for the quarter. During the first quarter of fiscal 2005, Meta Payment Systems launched a number of programs and began to generate revenue as a result of these programs. First Midwest has been pleased with its earnings given the payments systems start-up and the additional impact of costs related to our second Sioux Falls office, which opened in May 2004, and significant one-time expenditures associated with the previously announced impending name change.

Net interest income for the quarter increased $219,000, or 4.9 percent, compared to last year. This was due, in part, to the Company's exceptional growth in both loans and deposits, which increased $34.7 million or 8.6 percent, and $28.0 million or 6.1 percent, respectively, during the first quarter. This growth plus an improvement in interest rate spreads contributed to the increase in net interest income in the first quarter, and resulted in the Company's assets surpassing $800 million for the first time.

During the quarter the Company moved forward with its planned name change to Meta Financial Group, and with plans for additional branch offices in both Sioux Falls, South Dakota and West Des Moines, Iowa. Both new offices are expected to be open prior to the end of calendar 2005.


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First Midwest is also pleased to report that it had less than $7,600 of net loan charge offs during the first quarter of fiscal 2005. At December 31, 2004, the ratio of non-performing assets to total assets was 0.09 percent. At 0.09 percent, the ratio is at the same level as it had been at September 30, 2004 and represents non-performing assets totaling less than $750,000.

Shareholders of record on December 15, 2004, received a quarterly cash dividend of 13 cents per share. This dividend was paid on January 3, 2005. The company has paid regular quarterly cash dividends since the first dividend paid on January 5, 1995.

At December 31, 2004, assets of First Midwest totaled $808.4 million. Shareholders' equity totaled $46.3 million, or $18.58 per common share outstanding. First Midwest is the holding company for First Federal Savings Bank of the Midwest and Security State Bank. All three companies had capital ratios well in excess of regulatory requirements at December 31, 2004.

During the quarter ended December 31, 2004, First Midwest shares traded between $22.50 and $26.00.








Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with five divisions: First Federal Northwest Iowa, Brookings Federal Bank, Iowa Savings Bank, First Federal Sioux Falls, and Meta Payment Systems. Security State Bank operates as a state-chartered commercial bank. Seventeen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota. During the first half of calendar 2005, First Midwest Financial, Inc., will change its name to Meta Financial Group, Inc. (pending shareholder approval). The Company's stock will continue to trade on the NASDAQ National Market under the symbol "CASH". For more information see www.fmficash.com.

This release may contain forward-looking statements which reflect management's expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, the Company's forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.




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                         Financial Highlights

            Consolidated Statements of Financial Condition
(In Thousands)
Assets                                                                 Dec. 31, 2004  Sept. 30, 2004
          Cash and Cash Equivalents                                     $   9,121        $   8,937
          Investments & Mortgage-backed Securities                        314,709          322,524
          Loans, net                                                      438,699          404,051
          Other Assets                                                     45,891           45,287
                                                                        ---------        ---------
                  Total Assets                                          $ 808,420        $ 780,799
                                                                        =========        =========

Liabilities
          Deposits                                                      $ 489,535        $ 461,581
          Borrowed Money                                                  269,383          269,109
          Other Liabilities                                                 3,180            2,835
                                                                        ---------        ---------
                  Total Liabilities                                     $ 762,098        $ 733,525
                                                                        ---------        ---------
Shareholders' Equity                                                    $  46,322        $  47,274
                                                                        ---------        ---------
                   Total Liabilities and Shareholders' Equity           $ 808,420        $ 780,799
                                                                        =========        =========

                   Consolidated Statements of Income
                                                                              For the 3 Months
                                                                               Ended Dec.31:
(In Thousands except per share data)                                       2004             2003
Interest Income                                                         $   9,785        $   9,054
Interest Expense                                                            5,098            4,586
                                                                        ---------        ---------
Net Interest Income                                                         4,687            4,468
       Provision for Loan Losses                                              177              101
                                                                        ---------        ---------
Net Interest Income After Provision for Loan Losses                         4,510            4,367
Other Income                                                                  612              675
Other Expenses                                                              4,486            3,560
                                                                        ---------        ---------
Income Before Income Tax                                                      636            1,482
       Income Tax Expense                                                     194              505
                                                                        ---------        ---------
Net Income                                                              $     442        $     977
                                                                        =========        =========

Earnings Per Common Share (Basic):                                      $    0.18        $    0.39
                                                                        =========        =========
Earnings Per Common Share (Diluted):                                    $    0.18        $    0.39
                                                                        =========        =========

                    Selected Financial Information

For the 3 Months Ended December 31,                                        2004             2003
          Return on Average Assets                                           0.22%            0.50%
          Return on Average Equity                                           3.77%            8.88%
          Average Shares Outstanding for Diluted Earnings per Share     2,522,264        2,534,360

At Period Ended:                                                      Dec. 31, 2004   Sept. 30, 2004
          Equity to Total Assets                                            5.73%             6.05%
          Book Value per Common Share Outstanding                          $18.58           $18.98
          Tangible Book Value per Common Share Outstanding                 $17.22           $17.61
          Common Shares Outstanding                                     2,492,860        2,491,025
          Non-Performing Assets to Total Assets                             0.09%             0.09%
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First Midwest  Financial,  Inc. \ First Federal  Building \ Fifth at Erie \ P.O.
Box 1307 \ Storm Lake, Iowa 50588